BlackRock Global Allocation Portfolio

FILE #811-03091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/16/2007	GAFISA	39,676,600.00	2,300	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Itau Securities Inc; Citigroup Global Markets Inc; HSBC Securities (USA) Inc.; UBS Securities LLC
6/21/2007	Blackstone Group	133,333,334	6,400

Credit Suisse Securities (USA) LLC.; Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Banc of America Securities LLC; Citigroup Global Markets Inc.; Cowen and Company, LLC; Deutsche Bank Securities Inc.; Griffiths McBurney Corp. as Agent Affiliate of GMP Securities L.P.; J.P. Morgan Securities Inc.; Jefferies & Company, Inc.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner, & Smith Incorporated; RBC Capital Markets Corporation; Scotia Capital (USA) Inc.; UBS Securities LLC; Westwind Partners (USA) Inc.

12/12/2007	IBERDROLA RENOVABLES S.A.	768,011,800	19,200

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC